EXHIBIT 5

OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS

October 16, 2003

Autonomy Corporation plc
Cambridge Business Park
Crowley Road
Cambridge CB4 OWZ England

Re:	Autonomy Corporation plc – Registration Statement for Offering of an Aggregate of 1,484,162 Ordinary Shares (the “Shares”)

Dear Ladies and Gentlemen:

                         We have acted as counsel to Autonomy Corporation plc, a corporation organized and existing under the laws of England and Wales (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (i) 1,312,578 Ordinary Shares of the Company for issuance under the Virage, Inc. 1997 Stock Option Plan and (ii) 171,584 Ordinary Shares of the Company for issuance under the Virage, Inc. 2001 Nonstatutory Stock Option Plan (collectively, the “Plans”).

                         This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

                         We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the assumption of the Plans and the outstanding options thereunder.  Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to the provisions of stock option agreements duly authorized under the Plans and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, and fully paid.

                         We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

                         This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Shares.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP